Exhibit 10.2

PERSONAL AND CONFIDENTIAL

November 21, 2022

Mr. Geoffrey P. Purtill
Neumattstrasse 10
Reinach BL
4153 Switzerland

Dear Geoff:

On behalf of the Board of Directors (the “Board”) of Invacare Corporation (“Invacare” or “Company”), I am pleased to confirm your appointment by the Board to the position of President and Chief Executive Officer (“CEO”), reporting directly to the Board. The effective date of this appointment is November 17, 2022 (the “Effective Date”).

The following represents the general terms and conditions of your appointment as CEO and modifies and amends the terms of your Existing Employment Agreement (as defined below) only as and to the extent expressly set forth herein:

COMPENSATION

Salary – Your base salary rate for the position of CEO will be USD $550,000 on an annualized basis, beginning as of November 17, 2022. This annualized rate is established for convenience purposes only and is not intended to be construed as a contract or promise of employment for any fixed period of time. Your salary will be payable in the equivalent amount of Swiss Francs (CHF; gross; less statutory and contractual deductions and, where applicable, tax at source) in accordance with the Amended and Restated Employment Agreement between you and Invacare International GmbH dated as of January 31, 2022, as amended by letter agreement dated September 13, 2022 (“Existing Employment Agreement”).

Annual Bonus – You will continue to participate in the Executive Incentive Bonus Plan (the “Plan”), and your target bonus opportunity will be 100% of your base annual salary. Your total annual target bonus opportunity will be determined pro rata based on the respective times of service, base annual salary rates and target bonus opportunity percentages for the portions of the applicable Plan year during which you served in the role of Interim CEO and in the role of Senior Vice President/GM of EMEA & APAC or other position. Payment of any bonus will be subject to achievement of the Annual Bonus targets established by, and the determination and certification of, the Compensation and Management Development

INVACARE CORPORATION

    One Invacare Way, Elyria, Ohio 44035 USA
    440-329-6000 www.invacare.com

Geoffrey P. Purtill
November 21, 2022

Committee (the “Compensation Committee”). Any bonus earned under the terms of the Plan for 2022 will be prorated as described above and be payable in 2023 at the time any similar 2022 Plan year payments are made to other executives and be subject to the applicable Plan rules.

OTHER MATTERS

Work Arrangements – As CEO, you will be provided an office in the Elyria, Ohio, global headquarters of Invacare. You will also maintain your office and principal place of work at the EMEA HQ office in Switzerland. You will maintain your residence in Switzerland and be expected to travel between Europe and the United States from time to time, as warranted to discharge the duties of your role as the CEO. Travel must adhere to Invacare’s Travel Policy Guidelines, except that you will be permitted to Business Class for international air travel.

Employment Agreement. You will remain on the payroll of Invacare International GmbH and receive the employee benefits as described in the Existing Employment Agreement, except to the extent expressly modified and amended by the terms of this letter agreement. Accordingly, the Existing Employment Agreement shall remain in full force and effect, except as amended by the terms of this letter agreement.

Severance Benefit / Notice Period. In the event the Company terminates your employment for any reason other than “for cause” as defined in the Existing Employment Agreement, any notice pay, severance pay or other termination benefits to which you may be entitled as a result of such termination will be calculated based upon your then base salary.

The Board will discuss with you at a later time any additional potential elements and / or benefits of your appointment, such as potential relocation and long-term incentive opportunities, and, if agreed upon, the Existing Employment Agreement may be further amended or modified, if required, to address any such additional elements. As we discussed, the Compensation Committee will consider bonus metrics for you, as well as consider whether bonus might be paid quarterly.

Geoffrey P. Purtill
November 21, 2022

Geoff, we are excited about having you step up to serve as CEO of Invacare! Please sign and date a copy of this letter to indicate your understanding and agreement to these terms and return it to me. If there are any questions regarding this letter agreement, please contact me.

Sincerely,

/s/ Michael J. Merriman, Jr.

Michael J. Merriman, Jr.
Chairman of the Board

cc:     Marc Gibeley
Chair of Compensation & Management Development Committee

To acknowledge acceptance of, and agreement with, the terms and conditions for the position of President and Chief Executive Officer, please sign below and return a copy of this letter agreement to Invacare.

__/s/ Geoffrey P. Purtill___________________        __November 21, 2022___________
GEOFFREY P. PURTILL                        Date